EXHIBIT 10.16

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT made as of this 9th day of October, 2008.

BETWEEN:

LA LOCHE CLEARWATER DEVELOPMENT AUTHORITY INC., a corporation incorporated under the laws of Saskatchewan (hereinafter called “LLCDA”)

- and -

ACCESS ENERGY INC., a corporation incorporated under the laws of Ontario (hereinafter called “Access”)

WHEREAS the LLCDA and Access are entering into an exclusive joint venture to participate in the exploration, development and exploitation of resources in and on the Traditional Lands (as hereinafter defined) in exchange for certain rights;

AND WHEREAS the Community (as hereinafter defined) has unextinguished Aboriginal Rights and Title to both the surface and the minerals, including all hydrocarbons, within its Traditional Lands, located within the Treaty 8 and Treaty 10 Territory;

AND WHEREAS the Community has formed the LLCDA to assist in managing and developing their interest in certain surface and subsurface rights in and to the Traditional Lands in order to maximize the social and economic benefits to the Community while still protecting and preserving the environment and the Community’s cultural and traditional uses of the Traditional Lands;

AND WHEREAS the LLCDA and Access have reached an understanding as to a business relationship whereunder the LLCDA, on behalf of the Community, proposes to agree to allow Access to exclusively participate in the acquisition, exploration and development of certain surface and subsurface rights in and to the Traditional Lands, with respect to certain Products (as hereinafter defined;

AND WHEREAS the Community has the right to continue to pursue its traditional way of life by exercising their Treaty and Aboriginal Rights and Title over the Traditional Lands;

AND WHEREAS Access has the expertise and resources to develop certain Products located within the Traditional Lands and Access has agreed to provide all financial and managerial resources as may be required to facilitate the development of the Products within the Traditional Lands;

NOW THEREFORE, in consideration of the above premises, the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

1.	DEFINITIONS
1.1

In addition to any words or phrases which are defined in the text of this Agreement, whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the respective meanings ascribed to them as follows:

1.1.1

“Acts” means the Oil and Gas Conservation Act (Saskatchewan), as amended, and regulations thereunder, and the Mineral Resources Act (Saskatchewan), as amended, and the regulations thereunder, and any successor legislation thereto; and “Act” means either of them.

1.1.2

“Affiliate” of a Participant means an entity or person that Controls, is Controlled by, or is under common Control with the Participant through direct or indirect ownership of greater than fifty percent (50%) of equity or voting interest.

1.1.3	“Agreement” means this exclusive joint venture agreement, including any amendments and modifications hereof, and all appendices, schedules and exhibits that are incorporated herein by this reference.
1.1.4	“Community” means those members of the Dene and Métis communities that are residents within the Traditional Lands who have Treaty and Aboriginal Rights and Title in the Traditional Lands.
1.1.5

“Continuing Obligations” means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Traditional Lands have ceased or are suspended, including, but not limited to, Environmental Compliance.

1.1.6

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

1.1.7

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including the construction or installation of facilities for extraction or processing of Products and the removal, recovery, injection and subsurface storage of Products.

1.1.8	“Effective Date” means the date set forth in Section 3.5 of this Agreement.

1.1.9

“Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

1.1.10

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

1.1.11

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; monitoring environmental conditions; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances into the environment, and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

1.1.12

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, legal fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant, by any person or entity other than the other Participant, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment caused by Operations; or (iii) the violation or alleged violation of any Environmental Laws arising from or relating to Operations.

1.1.13	“Exploration” means activities directed toward ascertaining the existence, location, quantity, quality, or commercial value of resources of Products.
1.1.14

“Government Fees” means all rentals, holding fees, location fees, maintenance payments or other payments required by any law, rule or regulation to be paid to a federal, provincial or territorial government, in order to locate or maintain any mining leases or surface leases, claims or other tenures included in the Properties.

1.1.15

“Law” or “Laws” means all federal, provincial, territorial and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgements, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws, which are applicable to the Traditional Lands or Operations, regardless of whether or not in existence or enacted or adopted hereafter; provided, however, nothing in this definition is intended to make laws applicable to the parties during periods when the laws are not applicable by their terms or the timing of their enactment.

1.1.16	“Mining Products” means and any metals, minerals or coal that are recoverable by mining.
1.1.17	“Operations” means the activities carried out under this Agreement.
1.1.18	“Participants” means LLCDA and Access; and “Participant” means either of them.
1.1.19

“Products” means petroleum, natural gas and crude bitumen that is recoverable by a well, and Mining Products located within the Traditional Lands, and for greater certainty does not include timber or water.

1.1.20	“Program” means a description in reasonable detail of Operations to be conducted by Access, as described in Section 7.
1.1.21	“Properties” means any of the Traditional Lands on which Operations are conducted.
1.1.22

“Traditional Environmental Knowledge” means the body of local environmental knowledge and belief transmitted through oral tradition and otherwise having been accumulated by the Community as a result of their living in close proximity with the natural environment on the Traditional Lands.

1.1.23

“Traditional Lands” means those lands that form part of the traditional territory of the Community, and which they have traditionally used and occupied and continue to use and occupy, and to which the Community assert Aboriginal Rights and Title, as more particularly outlined and described in a map attached as Schedule “A”.

1.1.24	“Venture” means the LLCDA and Access acting together by consensus.

1.2	Rules of Interpretation

In this Agreement:

1.2.1	words indicating a specific gender include all genders and words importing the singular include the plural and vice versa;

1.2.2	the word "including" or "includes" shall mean "including [or includes] without limitation";
1.2.3	the division of this Agreement into Articles and Sections and the use of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.
1.3	Schedules

The following Schedules are attached to, incorporated into and form a part of this Agreement:

Schedule “A”	-	Traditional Lands
Schedule “B”	-	Impact Benefit Agreement
Schedule “C”	-	Royalty Interest
2.	REPRESENTATIONS AND WARRANTIES; RECORD TITLE; ACCESS TO TRADITIONAL LANDS AND INDEMNITY
2.1	Capacity of Participants

Each Participant represents and warrants to the other Participant as follows:

2.1.1	it is a corporation duly incorporated, qualified to transact business, and in good standing under the laws of its jurisdiction and in Saskatchewan;
2.1.2

subject to and in accordance with the requirements of Article 3.5, it has the capacity to enter into and perform this Agreement and all transactions contemplated herein, and all actions required to authorize it to enter into and perform this Agreement have been properly taken; and

2.1.3

it will not breach any other agreement or arrangement by entering into or performing this Agreement, and this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

2.2	Disclosures

Each of the Participants represents and warrants that it is not aware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Agreement from being materially misleading.

2.3	Traditional Lands

The Community has traditionally and continues to use and occupy the Traditional Lands and have and continue to exercise Treaty and Aboriginal Rights and Title over the Traditional Lands. The LLCDA, subject to ratification as described herein and otherwise as provided for in this Agreement, shall have the exclusive right to manage approved developments on the Traditional Lands for the benefit of the Community that relate to the exploration, development and exploitation of any benefit thereon.

2.4	Defence of Rights to Traditional Lands

Any interference with the enjoyment of exclusive rights to the Traditional Lands identified in relation to any Program may be defended by the Venture at its option. Access shall be solely responsible for all costs associated with the defence of any rights to the Traditional Lands in relation to any Program.

2.5	Title to Traditional Lands

LLCDA does not warrant title to the Traditional Lands and the Community does not convey to LLCDA or Access any better rights or title to the Traditional Lands than the Community has and shall provide support to Access in the conduct of its business on the Traditional Lands.

2.6	Capacity of LLCDA

LLCDA represents and warrants to Access that it has the legal power, capacity and authority to enter into this Agreement for itself and, subject to ratification as described herein, on behalf of the Community and their members and descendants and that this Agreement has been duly authorized and executed and is enforceable in accordance with its terms.

2.7	Support of LLCDA

LLCDA agrees to provide all such support as may be reasonably necessary or convenient to support, implement or carry out (i) the intent and purpose of this Agreement; (ii) the Venture and any Program hereunder; and (iii) defense of the rights, assets and undertakings of the Venture.

2.8	Indemnity.
2.8.1

Access shall be liable to LLCDA for all losses, costs, damages and expenses whatsoever which LLCDA may suffer, sustain, pay or incur and shall indemnify and defend LLCDA, its directors, officers, employees, agents, consultants, or Affiliates against all claims, liabilities, actions, proceedings, demands, losses, costs, expenses or damages (including legal fees and other expenses) whatsoever which may be brought against or suffered by LLCDA, its directors, officers, employees, agents, consultants, or Affiliates as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with any Program on the Traditional Lands and occurring or accruing subsequent to the date of this Agreement.

2.8.2	This general indemnity is granted to LLCDA on the basis that Access will operate any and all Programs on the Traditional Lands.

3.	NAME, PURPOSES, AND TERM
3.1	General

The LLCDA and Access hereby enter into this Agreement for the purposes hereinafter stated. All of the Participants’ rights and obligations in connection with the Traditional Lands and any Operations thereon shall be subject to and governed by this Agreement.

3.2	Name

Access shall conduct the business of this Venture in the name of the Venture, doing business as the “La Loche Clearwater Project”. If applicable, Access shall accomplish any registration required by applicable, assumed or fictitious name statutes and similar statutes.

3.3	Purposes

This Agreement is entered into for the purpose of providing Access with the right to participate in the acquisition, exploration and development of surface and subsurface rights in and to the Traditional Lands with support of the LLCDA.

3.4	Limitation

Unless the Participants otherwise agree in writing, Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

3.5	Ratification

The LLCDA shall use its best efforts to seek ratification of this Agreement by a valid and binding vote of the members of the Community consistent with the best practices for such a vote to be held (“Ratification”) and shall deliver evidence of such approval by way of certified resolution, or otherwise, to Access prior to December 3, 2008, or such other date as is mutually agreed by Access and LLCDA(the “Ratification Deadline”). Access shall prepay to LLCDA at the time of execution of this Agreement $15,000 as prepayment of all costs associated with the Ratification (the “Ratification Costs”). Following the Ratification vote, the LLCDA shall provide invoices for goods and services against the Ratification Costs and pay the balance of any funds on account of Ratification not supported by invoices to Access forthwith. In the event that the Community does not Ratify this Agreement prior to the Ratification Deadline, the Community and LLCDA shall negotiate in good faith the terms of an alternate agreement for the purposes set out herein on an exclusive basis for a period of six (6) months following the Ratification Deadline (unless Ratification has occurred prior to such date), after such time the Parties may negotiate and agree alternative terms in relation to the Traditional Lands with a third party.

3.6	Powers and Duties of Access

Subject to the terms and provisions of this Agreement, Access shall have the following exclusive powers and duties:

3.6.1	manage, direct, and control Operations, and shall prepare and present to LLCDA, for comment, proposed Programs;
3.6.2	shall make all expenditures necessary to carry out adopted Programs;
3.6.3

subject to consultation with the other Participants: (i) apply for all necessary permits, licenses and approvals; (ii) comply with the Laws; (iii) notify promptly LLCDA of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Operations. The other Participants agree to cooperate in such joint applications at all times acting in a timely manner;

3.6.4	notify the other Participant promptly of any litigation, arbitration, or administrative proceeding commenced against the Venture;
3.6.5

Access shall keep LLCDA advised of all Operations by submitting in writing to LLCDA annual reports in writing regarding the status and progress of the Venture and by making available the rights of Audit contemplated in Section 6.1 of the Royalty Agreement from and after commencement of the Royalty Agreement;

3.6.6	advise the LLCDA in advance in relation to proposed Programs;
3.6.7

Access shall respect the Traditional Environmental Knowledge of the Communities through the LLCDA and prepare an Environmental Compliance plan for all Operations which incorporates, is consistent with and complies with the Traditional Environmental Knowledge, the requirements of any applicable Laws or contractual obligations and shall include in each Program sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations. Access shall not enter onto or conduct any operations within any sites or areas that LLCDA identifies as being of environmental, historical or cultural significance to the Community unless and until Access fully complies with all directions or orders issued by LLCDA with respect to the protection and accommodation of such sites or areas.; and

3.6.8

Access shall, prepare an environmental impact assessment in relation to any proposed Project that shall incorporate Traditional Environmental Knowledge including, but not limited to, impact upon flora, fauna, wildlife, air quality, water quality and culture.

3.7	Independent Contractor

Access is and shall act as an independent contractor and not as the agent of the other Participant. Access shall maintain complete control over its employees and all of its subcontractors with respect to performance of the Operations. Access and LLCDA shall enter into a Preferred Northern Employer Development Agreement. Nothing contained in this Agreement or any subcontract awarded by Access shall create any contractual relationship between any subcontractor and the other Participant. Access shall have complete control over and supervision of Operations and shall direct and supervise the same so as to ensure their conformity with this Agreement.

3.8	Term

The Effective Date of this exclusive Agreement shall be the date hereof unless the Venture is earlier terminated or terminates as provided in this Agreement. The term of this Agreement is for twenty (20) years and shall automatically renew for consecutive terms of twenty (20) years if Access provides notice of renewal to LLCDA prior to the date of expiry. Once renewed, the terms of the Agreement shall continue until Access provides notice of abandonment to the LLCDA, and any required Environmental Compliance (including compliance with Traditional Environmental Knowledge) has been completed and accepted by the appropriate governmental agencies.

4.	RELATIONSHIP OF THE PARTICIPANTS
4.1	No Partnership

Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any commercial, tax, or other partnership. Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein. It is the Participants’ intent that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

4.2	Other Business Opportunities

Other than within the Traditional Lands and except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with Operations, without consulting the other. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Participant.

4.3	No Royalty or Other Interests

Other than as set out in this Agreement, no Participant shall be entitled or permitted to create any royalty or similar carried interest in all or any part of the Traditional Lands, other than those in favour of the Governments of Canada and the Province of Saskatchewan.

4.4	No Third Party Beneficiary Rights

This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party, governmental agency or organization.

4.5	Impact Benefit Agreement

The Participants agree to adhere to the terms of the impact benefit agreement as set out in Schedule “B” hereto (the “Impact Benefit Agreement”).

4.6	Future Agreements with the Crown

Clauses 4.3 and 4.4 shall not operate so as to restrict in any manner any future agreements, settlements or judgments with respect to any Aboriginal groups or Aboriginal individuals, which form part of the Community, and any of Her Majesty the Queen in Right of Canada, Her Majesty the Queen in Right of Saskatchewan or any other third party.

5.	CONTRIBUTION BY THE PARTIES
5.1	Initial Contribution

LLCDA, as its Initial Contribution, hereby contributes its services as coordinator of the activities of the Community in relation to the Venture including the seeking of Ratification of this Agreement by the Community and the approval by the Community of the entering into of the Impact Benefit Agreement which includes the granting of the exclusive right to enter upon the Traditional Lands and to participate in the acquisition, exploration and development of certain surface and subsurface rights in and to the Traditional Lands, with respect to certain Products in accordance with the terms of this Agreement and the Schedules attached hereto.

Upon successful Ratification, Access shall pay to LLCDA the sum of seventy five thousand ($75,000.00) dollars; commencing from successful Ratification of this Agreement, Access shall pay to LLCDA the additional sum of seventy five thousand ($75,000.00) dollars at the end of each and every three (3) month period thereafter throughout the term of this Agreement.

5.2	Contributions to Programs

Access shall contribute all funds for any Programs, studies and legal expenses in relation to the Traditional Lands during the term of this Agreement.

6.	ROYALTY INTEREST
6.1	Royalty Interest

In exchange for granting Access the right to enter upon the Traditional Lands and to participate in the acquisition, exploration and development of surface and subsurface rights in and to the Traditional Lands, with respect to the Products, the LLCDA is reserved a five (5%) per cent gross overriding royalty, free and clear of any deductions whatsoever, other than legal fees incurred by or on behalf of the Venture, in the production of any Products on the terms set out in Schedule “C” (the “Royalty Interest”). For greater specificity, the contributions of Access pursuant to Sections 5.1 and 5.2 or any other terms of this Agreement shall be a deduction against any Royalty Interest.

7.	PROGRAMS
7.1	Presentation of Programs

Proposed Programs shall be prepared by Access and shall be for one calendar year (or in the event that Access determines that appropriate methods of Exploration or Development require a longer period to accomplish, the proposed Program may be prepared for a longer period to cover such activities). Each adopted Program, regardless of length, shall be reviewed at least once a year at the annual meeting of Access and LLCDA. Notwithstanding whether a portion of a previous year’s Program is being carried forward, at least thirty (30) days prior to the annual meeting of Access and LLCDA, a proposed Program for the succeeding year shall be prepared by Access and submitted to the LLCDA. Within twenty (20) days of receipt of the proposed Program, the LLCDA may submit written comments to Access detailing comments in relation to the proposed Program. If such written comments are received, Access, working with the LLCDA, shall seek for a period of time not to exceed 15 days, consider the comments and if it determines necessary or appropriate prepare a revised Program. Access shall submit the final Program to the LLCDA for their comment five (5) days prior to the annual meeting of Access and LLCDA. The final Program shall be as approved by Access following the consultations set out in this Agreement and upon the compliance of Access with Article 3.6.7.

7.2	Presentation of Programs

At the annual meeting, LLCDA shall be presented with the Program. In the event that the Program proposes to commence recovery of Mining Products, the Program shall be subject to approval in writing by the LLCDA, confirming agreement of the Community, prior to commencement of mining activities pursuant to such Program.

8.	DISPOSITION OF PRODUCTION
8.1	Disposition by Access

Access shall sell LLCDA’s Royalty Interest on behalf of LLCDA at the prevailing market price, such price to be free and clear of any deductions whatsoever, other than legal fees incurred by or on behalf of the Venture. Subject to the terms of any contracts of sale then outstanding, during any period that Access is selling LLCDA’s share of production, LLCDA may elect by notice to Access to take in kind. In the event that any sale is made to a person not at arm’s length to Access, the market price for the purposes of this Section shall be determined by a mutually agreeable third party to LLCDA and Access who shall value the transaction on the basis of an arm’ length transaction between a willing buyer and a willing seller.

8.2	Hedging

Access may enter into such future contracts, forward sales, trading inputs, calls, options or any similar hedging, price protection or marketing mechanism as it deems appropriate in relation to any Products produced or to be produced from the Properties.

9.	WITHDRAWAL AND TERMINATION
9.1	Continuing Obligations

On termination of this Agreement, Access shall remain liable for Continuing Obligations, including Environmental Liabilities, until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations conducted on the Traditional Lands.

9.2	Disposition of Assets on Termination

Promptly after termination, Access shall take all action necessary to wind up the activities pursuant to this Agreement, and all costs and expenses incurred in connection with the termination of the Venture shall be a liability of Access.

9.3	Right to Data After Termination

After termination of the Venture, each Participant shall be entitled to copies of all information acquired hereunder as of the date of termination and not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.

9.4	Continuing Authority

On termination of this Agreement, Access shall have the power and authority to do all things on behalf of both Participants that are reasonably necessary or convenient to:

9.4.1	wind-up Operations; and

9.4.2

complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. Access shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Venture and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or alleged to have, a common interest or a common liability.

9.5	Survival of Ingress and Egress After Termination

After termination of the Venture, the Participants shall continue to have rights of ingress and egress to the Traditional Lands for purposes of ensuring Environmental Compliance.

10.	GENERAL PROVISIONS
10.1	Notices

All notices, payments and other required communications (“Notices”) to the Participants shall be in writing, and shall be given (i) by personal delivery to the Participant, or (ii) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (iii) by registered or certified mail, return receipt requested.

All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the date of receipt of the electronic communication, and (iii) if solely by mail on the day delivered as shown on the actual receipt. A Participant may change its address from time-to-time by Notice to the other Participant.

(a)	Notice to LLCDA shall be sent to:

La Loche Clearwater Development Authority Inc.

General Delivery

La Loche, Sk.

Attn: President

(d)	Notice to Access shall be sent to:

Access Energy Inc.

401 Bay Street, Suite 2700

Toronto, Ontario, Canada M5J 2W4

ATTN: Paul Parisotto

Fax: 416-359-7801

10.2	Waiver

The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant’s right thereafter to enforce any provision or exercise any right.

10.3	Modification

No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

10.4	Force Majeure

The obligations of a Participant, other than the payment of money pursuant to clauses 2.8, 5.1, 5.2, 6.1 and Schedule “B”, shall be suspended to the extent and for the period that performance is prevented or delayed by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, or requests of any government or governmental entity; judgments or orders of any court; inability of a Participant or a third-party contractor to a Participant to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any governmental entity that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by citizen groups, including but not limited to environmental organizations or native rights groups; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participants of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible.

10.5	Survival of Terms and Conditions

The following Sections shall survive the termination of the Venture to the full extent necessary for their enforcement and the protection of the Participant in whose favour they run: 2.8, 3.6.7, 4.3, 4.4, 6.1, 9.2, 9.3, 9.4, 9.5, 10.5, 10.6, 10.8, 10.17.

10.6	Confidentiality and Public Statements

Except as otherwise provided in this Section 10.6, the terms and conditions of this Agreement, and all data, reports, records, and other information of any kind whatsoever developed or acquired by any Participant in connection with this Venture shall be treated by the Participants as confidential (hereinafter called “Confidential Information”) and no Participant shall reveal or otherwise disclose such Confidential Information to third parties without the prior written consent of the other Participant. Confidential Information that is available or that becomes available in the public domain, other than through a breach of this provision by a Participant, shall no longer be treated as Confidential Information.

The foregoing restrictions shall not apply to the disclosure of Confidential Information to any Affiliate, to any public or private financing agency or institution, to any contractors or subcontractors which the Participants may engage and to employees and consultants of the Participants or to any third party to which a Participant contemplates the transfer, sale, assignment, Encumbrance or other disposition of all or part of its Interest pursuant to Section 13 or with which party or its Affiliate contemplates a merger, amalgamation or other corporate reorganization; provided, however, that in any such case only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and the person or company to whom disclosure is made shall first undertake in writing to protect the confidential nature of such information at least to the same extent as the parties are obligated under this Section 10.6.

In the event that a Participant is required to disclose Confidential Information to any government, any court, agency or department thereof, or any stock exchange, to the extent required by applicable law, rule or regulation, or in response to a legitimate request for such Confidential Information, the Participant so required shall immediately notify the other Participants hereto of such requirement and the terms thereof, and the proposed form and content of the disclosure prior to such submission. The other Participant shall have the right to review and comment upon the form and content of the disclosure and to object to such disclosure to the court, agency, exchange or department concerned, and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such Participant shall, in its sole discretion, determine.

The provisions of this Section 10.6 shall apply during the term of this Agreement and shall continue to apply to any Participant which forfeits, surrenders, assigns, transfers or otherwise disposes of its Interest.

10.7	Entire Agreement; Successors and Assigns

This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings, whether written or oral, between the Participants relating to the subject matter hereof, with respect to the Traditional Lands subject hereto, and any and all other prior negotiations, representations, offers or understandings between the Participants relating to the Properties, whether written or oral. This Agreement and the obligations and rights created herein shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants. This Agreement may be assigned only with the prior written consent of the other Participant.

10.8	Dispute Resolution

In the event of any dispute, claim, question or difference arising out of or relating to this Agreement or the breach thereof, the Parties hereto shall use their best endeavours to settle such disputes, claims, questions or differences. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both Parties. If they do not reach such solution within a period of thirty (30) days, then upon notice by either party to the other in writing, the disputes, claims, questions or differences (referred to herein as “disputes”) shall be finally settled by arbitration in accordance with the provisions of the Arbitrations Act (Saskatchewan) including any amendments thereto and the following shall apply to such arbitration:

10.8.1	The disputes shall be referred to the arbitration and final decision of one arbitrator to be appointed by mutual agreement between the Parties;
10.8.2	Should there be a failure to appoint an arbitrator as provided above, such arbitrator shall be appointed by Her Majesty’s Court of Queen’s Bench for Saskatchewan;
10.8.3

The arbitrator shall have the power to obtain the assistance, advice or opinion of any expert as he may think fit and shall have the discretion to act upon any assistance, advice or opinion so obtained;

10.8.4	The arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute, claim, question or difference;
10.8.5

The costs of the arbitrator and any costs associated with the proceedings shall be borne equally by both Parties and each party shall be responsible for any costs associated with its own legal and counselling advisors, unless otherwise decided by the arbitrator;

10.8.6

The arbitration award shall be given in writing, and shall be final, binding on the Parties, not subject to any appeal, and shall deal with questions of cost of arbitration and all matters-related thereto; and

10.8.7

Judgment upon the award rendered may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

10.9	Further Assurances

Each Participant shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

10.10	Headings

The headings to the Sections of this Agreement and the Exhibits are inserted for convenience only and shall not affect the construction hereof.

10.11	Currency

All dollar amounts expressed herein refer to lawful currency of Canada.

10.12	Severability

If any provision of this Agreement is or shall become illegal, invalid, or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and enforceable and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid, or unenforceable portion.

10.13	Taxes

Each Participant shall be directly responsible for and shall directly pay all taxes applicable to revenues received by the Participant through Operations under this Agreement. In particular, each Participant shall individually file its tax returns with the proper authorities and independently file claims for and recover any income tax credits. A Participant’s decisions with respect to such tax matters shall not have any binding effect on the course of actions taken by the other Participant.

10.14	Rule Against Perpetuities

If any provision of this Agreement should violate any rule against perpetuities or any related rule against interests that last too long or are not alienable, then any such provision shall terminate 20 years after the death of the last survivor of all the lineal descendants of His late Majesty King George V of England, living on the date of execution of this Agreement.

10.15	Partition

Each of the parties waives, during the term of this Agreement, any right to partition of the Assets or any part thereof and no party shall seek or be entitled to partition of the Properties or other Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

10.16	Counterparts; Facsimile Execution

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument. To evidence its execution of an original counterpart of this agreement, a party may send a copy of its original signature on the execution page hereof to the order party by facsimile transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving party as of the date of receipt thereof by the receiving party.

10.17	Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the rights of the Participants shall be governed by, the laws of the Province of Alberta and the laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction). Each of the Participants irrevocably submits to the non-exclusive jurisdiction of the courts of Alberta with respect to any matter arising hereunder or relating hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LA LOCHE CLEARWATER DEVELOPMENT AUTHORITY INC.

By: /s/ Bernice Park-Campbell

Name:   Bernice Park-Campbell

Title:     President

ACCESS ENERGY INC.

By: /s/ Paul Parisotto October 15, 2008

Name:   Paul Parisotto

Title:     President

Schedule “A”

La Loche Clearwater Development Authority
Traditional Land Use Areas
All Concentrations and Preliminary Data
Lake Athabasca
Richard Lake
Black Lake
Slave River
Davy Lake
Mamawi Lake
Lake Claire
Richardson Lake
Cluff Lake
Pasfield Lake
Lloyd Lake
Cree Lake
Careen Lake
Black Birch Lake
Highrock Lake
Upper Foster Lake
La Loche
Lac La Loche
Wasekamio Lake
Dale Lake
Peter Pond Lake
Churchill Lake
Buffalo Narrows
Kazan Lake
Lac Île-à-la-Crosse
Arsenault Lake
Primrose Lake
Legend
High Concentration
Medium Concentration
Low Concentration
Reserves
Major Lakes
Provincial Boundary
Areas of Interest
Trails
Points of Interest
Highways
Roads
Major Rivers
Towns/Villages
N
DRAFT

Areas of concentration estimated by the density of activity and frequency of use.

Schedule “B”

IMPACT BENEFIT AGREEMENT

THIS IMPACT BENEFIT AGREEMENT made as of this 15th day of October, 2008.

BETWEEN:

LA LOCHE CLEARWATER DEVELOPMENT AUTHORITY INC., a corporation incorporated under the laws of Saskatchewan (hereinafter “LLCDA”)

- and –

ACCESS ENERGY INC., a corporation incorporated under the laws of Ontario (hereinafter called “Access”)

WHEREAS Access and the LLCDA has agreed to coordinate the interests of the members of the aboriginal communities that are residents within the Traditional Lands who have Aboriginal Rights and Title in the Traditional Lands (collectively, the “Community”) in relation to the exploration for and exploitation of certain resources in exchange for an impact benefit agreement and a royalty;

AND WHEREAS the Community has unextinguished Aboriginal Rights and Title to both the surface and the minerals, including all hydrocarbons, within its Traditional Lands, located within the Treaty 8 and Treaty 10 Territory;

AND WHEREAS the Community has formed the LLCDA to assist in managing and developing their interest in certain surface and subsurface rights in and to the Traditional Lands in order to maximize the social and economic benefits to the Community while still protecting and preserving the environment and the Community’s cultural and traditional uses of the Traditional Lands (as hereinafter defined);

AND WHEREAS the Community hereby proposes to grant Access the right to exclusively participate in the acquisition, exploration and development of certain surface and subsurface rights in and to the Traditional Lands, with respect to certain Products (as hereinafter defined);

NOW THEREFORE, in consideration of the above premises, the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

1.	GRANT OF EXCLUSIVE RIGHTS

The Community hereby grants to Access the exclusive right to enter onto the Traditional Lands to explore, develop and produce Products within the Traditional Lands consistent with any approved Program (as hereinafter defined).

The rights of Access to the Traditional Lands will only be limited if the Community, through LLCDA, at its discretion, in writing to Access identifies any sites or areas within the Traditional Lands to be subject to a traditional or cultural use that is not compatible with Access’ proposed operations or if LLCDA, within its sole discretion, identifies any sites or areas within the Traditional Lands as being of environmental, historical or cultural significance to the Community, then Access shall not enter or conduct any operations within such sites or areas unless and until Access fully complies with all directions or orders issued by LLCDA with respect to the protection and accommodation of such sites or areas.

2.	APPROVAL OF PROGRAMS
2.1

Proposed Programs shall be prepared by Access and shall be for one calendar year (or in the event that Access determines that appropriate methods of Exploration or Development require a longer period to accomplish, the proposed Program may be prepared for a longer period to cover such activities). Each adopted Program, regardless of length, shall be reviewed at least once a year at the annual meeting of Access and LLCDA. Notwithstanding whether a portion of a previous year’s Program is being carried forward, at least thirty (30) days prior to the annual meeting of Access and LLCDA, a proposed Program for the succeeding year shall be prepared by Access and submitted to the LLCDA. Within twenty (20) days of receipt of the proposed Program, the LLCDA may submit written comments to Access detailing comments in relation to the proposed Program. If such written comments are received, Access, working with the LLCDA, shall seek for a period of time not to exceed 15 days, consider the comments and if it determines necessary or appropriate prepare a revised Program. Access shall submit the final Program to the LLCDA for their comment five (5) days prior to the annual meeting of Access and LLCDA. The final Program shall be as approved by Access following the consultations set out in this Agreement.

2.2

At the annual meeting, LLCDA shall be presented with the Program. In the event that the Program proposes to commence recovery of Mining Products, the Program shall be subject to approval in writing by the LLCDA, on behalf of the Community, prior to commencement of mining activities pursuant to such Program.

3.	COMMUNITY RELATIONS

The Community acknowledges the appointment of LLCDA as their exclusive agent for the purpose of working with Access to coordinate the exercise of the rights of Access in relation to the Traditional Lands.

4.	ENVIRONMENTAL COMPLIANCE
4.1

Access shall, at its sole expense, fund the completion of a Traditional Land Use Study of the Traditional Lands. A company that is approved or designated by LLCDA will conduct such Traditional Land Use Study subject to consultation with Access. Upon completion, the Traditional Land Use Study will remain the property of LLCDA and any use of the Traditional Land Use Study and the information contained within it will be subject to the sole discretion of LLCDA.

4.2

Access shall comply with the provisions, guidelines, directives or orders made pursuant to all provincial and federal legislation which may be applicable with respect to environmental requirements and standards as they relate to the operations conducted by Access pursuant to this Agreement and any licence, permit or lease that may be granted or issued to Access.

4.3

All environmental assessments or reviews with respect to any operations that are to be conducted within the Traditional Lands shall satisfy the requirements of all applicable provincial and federal legislation and shall also assess and include all traditional and cultural uses of the Traditional Lands by the Community. Any and all required environmental assessments and reviews shall be at the sole cost of Access and will be conducted by a company that is approved or designated by LLCDA.

4.4

Access shall respect the Traditional Environmental Knowledge of the Communities through the LLCDA and prepare an Environmental Compliance plan for all Operations which incorporates, is consistent with and complies with the Traditional Environmental Knowledge, the requirements of any applicable Laws or contractual obligations and shall include in each Program sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations. Access shall not enter onto or conduct any operations within any sites or areas that LLCDA identifies as being of environmental, historical or cultural significance to the Community unless and until Access fully complies with all directions or orders issued by LLCDA with respect to the protection and accommodation of such sites or areas.; and

5.	EMPLOYMENT AND TRAINING
5.1

Access will provide Community members with the opportunity to maximize the direct economic opportunities from its activities within the Traditional Lands in the form of employment, recruitment and training. Access shall employ the greatest possible number of Community members in all phases of its exploration, development and production activities provided there are sufficiently qualified and interested Community members to fill the positions. Access commits to having Community members in supervisory field positions as soon as competence and qualifications for such positions have been demonstrated. Access will establish a temporary hiring office in La Loche, Saskatchewan.

5.2

Access recognizes that support measures will be important contributions to maximizing the employment of Community members. Such measures will assist Community member employees to perform well in their jobs and help their communities to cope with any potential effects of the Programs on the Traditional Lands. Access will:

5.2.1	support employee assistance programs such as drug and alcohol rehabilitation, and money management;
5.2.2	promote inter-cultural dialogue, understanding and cross-cultural training to all employees involved in the Exploration Projects; and,
5.2.3	shall ensure the employment and training of Community members regardless of gender or language.
5.3

Access will promote opportunities for training and apprenticeships within the Community in order to maximize the number of potential jobs and supervisory field positions available to the Community members. The LLCDA shall apply a portion of its annual payment from Access to certificate training programs, provided that such distributions and programs clearly recognize the contribution of Access therein in a form satisfactory to Access acting reasonably.

6.	BUSINESS OPPORTUNITIES
6.1

Access will provide the Community with the opportunity to maximize the direct economic benefits of Programs on the Traditional Lands by promoting the utilization of qualified Community Businesses whenever possible in supplying goods and services required during all phases of the exploration, development and production of Products.

6.2	Access shall provide Community Businesses the opportunity to supply goods and services to Access by:
6.2.1	providing the Community with advance notice of goods and services required for the forthcoming year of each year;
6.2.2	giving the Community information required for Community Businesses to respond to contracting opportunities and adequate time for structuring same;
6.2.3	facilitating the segmenting of contracting opportunities into multiple smaller contracts to enable the Community Businesses to participate and bid on the available business opportunities;
6.2.4	posting of performance bonds by Community Businesses shall not be required except by those businesses that have previously failed to complete contracts with Access Energy;
6.2.5

assisting the Community Businesses that are awarded contracts in securing down payment monies for the acquisition of goods and equipment by providing financial institutions with documentation evidencing that the contract has been awarded subject to confirmation of suitable financing;

6.2.6	requiring bidders that are not Community Businesses to identify the expected number of Community Members or Community Businesses that such a bidder intends to engage in connection with their bids;

6.3	In addition, LLCDA and Access will negotiate in good faith a Preferred Northern Employment Development Agreement tender process.
7.	STUDENT EDUCATION AND EMPLOYMENT

Access will demonstrate its commitment to the Community by providing educational support, including, whereby Access shall make summer employment available to the Community students and will give preference to Community students for summer employment positions; provided that such distributions and programs clearly recognize the contribution of Access therein in a form satisfactory to Access acting reasonably.

8.	USE OF LLCDA COMPENSATION
8.1

Notwithstanding the results of the Ratification, Access agrees that is shall compensate LLCDA for all professional and legal fees incurred by LLCDA that are related to the negotiation, ratification and implementation of this Agreement.

8.2

LLCDA shall pay 75% of any amounts received by the LLCDA into a trust that will be established for and on behalf of the members of the Clearwater River Dene First Nation and the Tethitelazue Denesuline Metis Inc. #39. The final terms of the Trust are subject to the approval LLCDA.

8.3

A term of the Trust may include the right of the beneficiaries of the Trust to use the Trust funds to purchase a working interest from Access on the Traditional Lands on terms that are mutually agreeable.

8.4	The remaining 25% of the said compensation will remain under the control of LLCDA and may be expended at its sole discretion.
9.	TERM AND TERMINATION

The term of this Agreement shall be for a period of twenty (20) years and shall automatically renew for consecutive terms of twenty (20) years if immediately prior to completion of the term Access certifies that there is continuous production of Products in material quantities on the Traditional Lands.

10.	DEFINITIONS

In addition to any words or phrases which are defined in the text of this Agreement, whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the respective meanings ascribed to them as follows:

10.1.1	“Agreement” means this impact benefit agreement, including any amendments and modifications hereof, and all appendices, schedules and exhibits that are incorporated herein by this reference.

10.1.2	“Community” means those members of the Dene and Métis communities that are residents within the Traditional Lands who have Treaty and Aboriginal Rights and Title in the Traditional Lands.
10.1.3

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

10.1.4

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; monitoring environmental conditions; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances into the environment, and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

10.1.5	“Exploration” means activities directed toward ascertaining the existence, location, quantity, quality, or commercial value of resources of Products.
10.1.6

“Law” or “Laws” means all federal, provincial, territorial and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgements, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws, which are applicable to the Traditional Lands or Operations, regardless of whether or not in existence or enacted or adopted hereafter; provided, however, nothing in this definition is intended to make laws applicable to the parties during periods when the laws are not applicable by their terms or the timing of their enactment.

10.1.7	“Mining Products” means and any metals, minerals or coal that are recoverable by mining.
10.1.8	“Operations” means the activities carried out under this Agreement.
10.1.9	“Participants” means LLCDA and Access; and “Participant” means either of them.
10.1.10

“Products” means petroleum, natural gas and crude bitumen that is recoverable by a well, and Mining Products located within the Traditional Lands, and for greater certainty does not include timber or water.

10.1.11	“Program” means a description in reasonable detail of Operations to be conducted by Access, as described in Section 2.

10.1.12	“Properties” means any of the Traditional Lands on which Operations are conducted.
10.1.13

“Traditional Environmental Knowledge” means the body of local environmental knowledge and belief transmitted through oral tradition and otherwise having been accumulated by the Community as a result of their living in close proximity with the natural environment on the Traditional Lands.

10.1.14

“Traditional Lands” means those lands that form part of the traditional territory of the Community, and which they have traditionally used and occupied and continue to use and occupy, and to which the Community assert Aboriginal Rights and Title, as more particularly outlined and described in a map attached as Schedule “A”.

11.	GENERAL PROVISIONS
11.1	Notices

All notices, payments and other required communications (“Notices”) to the parties shall be in writing, and shall be given (i) by personal delivery to the Participant, or (ii) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (iii) by registered or certified mail, return receipt requested.

All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the date of receipt of the electronic communication, and (iii) if solely by mail on the day delivered as shown on the actual receipt. A Participant may change its address from time-to-time by Notice to the other Participant.

(a)	Notice to Community shall be sent to:

La Loche Clearwater Development Authority Inc.

General Delivery

La Loche, Sk.

Attn: President

(d)	Notice to Access shall be sent to:
Access Energy Inc.

401 Bay Street, Suite 2700

Toronto, Ontario, Canada M5J 2W4

ATTN: Paul Parisotto

Fax: 416-359-7801

11.2	Modification

No modification of this Agreement shall be valid unless made in writing and duly executed by the parties.

11.3	Force Majeure

The obligations of a party shall be suspended to the extent and for the period that performance is prevented or delayed by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, or requests of any government or governmental entity; judgments or orders of any court; inability of a Participant or a third-party contractor to a Participant to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any governmental entity that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by citizen groups, including but not limited to environmental organizations or native rights groups; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participants of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible.

11.4	Further Assurances

Each Participant shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

11.5	Headings

The headings to the Sections of this Agreement and the Exhibits are inserted for convenience only and shall not affect the construction hereof.

11.6	Currency

All dollar amounts expressed herein refer to lawful currency of Canada.

11.7	Severability

If any provision of this Agreement is or shall become illegal, invalid, or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and enforceable and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid, or unenforceable portion.

11.8	Rule Against Perpetuities

If any provision of this Agreement should violate any rule against perpetuities or any related rule against interests that last too long or are not alienable, then any such provision shall terminate 20 years after the death of the last survivor of all the lineal descendants of His late Majesty King George V of England, living on the date of execution of this Agreement.

11.9	Partition

Each of the parties waives, during the term of this Agreement, any right to partition of the Assets or any part thereof and no party shall seek or be entitled to partition of the Properties or other Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

11.10	Counterparts; Facsimile Execution

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument. To evidence its execution of an original counterpart of this agreement, a party may send a copy of its original signature on the execution page hereof to the order party by facsimile transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving party as of the date of receipt thereof by the receiving party.

11.11	Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Alberta and the laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction). Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Alberta with respect to any matter arising hereunder or relating hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LA LOCHE CLEARWATER DEVELOPMENT AUTHORITY INC.

By: /s/ Bernice Park-Campbell

Name:   Bernice Park-Campbell

Title:     President

ACCESS ENERGY INC.

By: /s/ Paul Parisotto

Name:   Paul Parisotto

Title:     President

Schedule “C”

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT dated as of the 15 day of October, 2008

BETWEEN:

LA LOCHE CLEARWATER DEVELOPMENT AUTHORITY INC., a corporation incorporated under the laws of Saskatchewan

(the “Royalty Owner”)

- and -

ACCESS ENERGY INC., a corporation incorporated under the laws of Ontario

(“Grantor”)

RECITALS:

WHEREAS the Royalty Owner has agreed to grant certain rights to the Grantor pursuant to a Joint Venture Agreement dated • (the "Joint Venture Agreement"), and wishes to reserve to itself a gross overriding royalty, on the terms more specifically set forth herein.

NOW THEREFORE THIS ROYALTY AGREEMENT WITNESSETH that in consideration of the premises and the mutual consideration, covenants, agreements and understandings herein contained, and subject to the terms and conditions hereafter set forth, the parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Royalty Agreement, including the recitals and this section, unless the context otherwise requires, the following terms shall have the meaning hereinafter assigned thereto, namely:

(a)	"Affiliate" of any Person means any other Person who directly or indirectly controls, or is controlled by, or is under common control with, such Person and for these purposes:
(i)

a body corporate is controlled by one or more Persons if (x) securities of the body corporate to which are attached more than 50 percent of the votes that may be cast to elect directors of the body corporate are beneficially owned by the Person or Persons, and (y) the votes attached to those securities are sufficient to elect a majority of the directors of the body corporate;

(ii)

an association, partnership or other organization is controlled by one or more Persons if (x) more than 50 percent of the ownership interests, however designated, into which the association, partnership or other organization is divided are beneficially owned by the

Person or Persons, and (y) the Person or Persons are able to direct the business and affairs of the association, partnership or other organization;
(iii)

a body corporate, association, partnership or other organization is controlled by one or more Persons if the Person or Persons have, directly or indirectly, control in fact of the body corporate, association, partnership or other organization; and

(iv)

a body corporate, association, partnership or other organization that controls another body corporate, association, partnership or other organization is deemed to control any body corporate, association, partnership or other organization that is controlled or deemed to be controlled by the other body corporate, association, partnership or other organization, and "control" and "controlling" have correlative meanings.

(b)

"Applicable Laws" means all statutes, laws, rules, orders and regulations in effect from time to time made by governments or governmental boards or agencies and having jurisdiction over or application to the matter, person or property.

(c)	"Assignment Procedure" means the 1993 Canadian Association of Petroleum Landmen Assignment Procedure.
(d)	"Business Day" shall mean any day of the week that commercial banks located in • are open for business, excepting Saturday, Sunday or a statutory holiday in •.
(e)	"Effective Date" shall have the date set forth in the Joint Venture Agreement.
(f)	"Lands" shall mean the lands described in Schedule "A" attached hereto, as amended from time to time in accordance with section 12.4 hereof.
(g)	"Leases" shall mean the title documents relating to the Lands and any extensions, renewals or substitutions thereof insofar as they relate to the Lands.
(h)	"Payment Due Date" shall have the meaning set forth in Section 5.1 hereof.
(i)

"Petroleum Substances" shall mean crude oil, natural gas, sulphur and every other mineral or substance, or any of them within, upon or under the Lands an interest in which or the right to drill for, win, take or remove same is granted or acquired under the Leases or allocated to the Lands pursuant to the terms hereof, including without limitation bitumen.

(j)

"Person" means an individual, a partnership, a corporation, a limited or unlimited liability company, a trust, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual.

(k)

"Point of Measurement" in respect of Natural Gas, shall mean AECO "C" and for all other Petroleum Substances other than Natural Gas, shall mean the outlet of the field facility at which such Petroleum Substances were treated or processed such that the Petroleum Substances were marketable.

(l)

"Prime" shall mean an annual rate of interest equal to the floating annual rate of interest from time to time set by the Canadian Imperial Bank of Commerce, main branch, Calgary, Alberta, as the prime rate used by it to determine rates of interest charged on Canadian dollar commercial loans to customers in Canada, being the rate from time to time quoted as such by the said Bank in Calgary, Alberta; provided, however, that if at any time the said Bank ceases to exist or to quote a prime rate as aforesaid, the applicable rate of interest shall be the rate quoted as the prime rate as aforesaid of the main branch of the largest Canadian chartered bank quoting such a rate at the relevant time of consideration.

(m)	"Royalty" shall mean the gross overriding royalty granted in Article 2 of this Royalty Agreement in favour of the Royalty Owner.
(n)	"Royalty Agreement" shall mean this agreement and Schedule "A" attached hereto.
(o)	"Royalty Owner" shall mean LA LOCHE CLEARWATER DEVELOPMENT AUTHORITY INC.
(p)

"Value" shall mean in respect of Petroleum Substances, the sale proceeds received by the Grantor in an arm’s length sale at the Point of Measurement for its Working Interest share of Petroleum Substances produced, saved and marketed from or, pursuant to a scheme of pooling or unitization permitted hereunder, allocated to, the Lands subject to any deductions set forth herein.

(q)

"Working Interest" shall mean any right (i) to explore for, drill for, win, produce, take, save and market Petroleum Substances, (ii) to a share of the production of Petroleum Substances, (iii) to a share of the proceeds of the production of Petroleum Substances, in each case from the Lands or lands pooled or unitized therewith, or (iv) fractional or undivided interests in any of the foregoing, but excluding those interests in respect of which the holder is not liable to bear or pay a share of drilling, equipping or operating costs; and, at the date hereof, includes the interests described in Schedule "A" and, at any time after the date hereof includes the interests required to be added to Schedule "A" pursuant to Section 12.4.

1.2	Headings

The captions or headings used in this Royalty Agreement are inserted solely for convenience and shall not be considered or given any effect in interpreting this Royalty Agreement or in ascertaining the intent of the parties.

1.3	Number

In this Royalty Agreement words importing the singular include the plural and vice versa; words importing persons include partnerships or corporations and vice versa.

1.4	Schedules

The following Schedules are attached to and incorporated in this Royalty Agreement:

Schedule "A" sets forth the Lands, Grantor's Working Interest and Royalty Percentage

1.5	Industry Usage Of Terms

Words, phrases and abbreviations used and not defined herein, but which have an accepted meaning in the custom and usage of the Canadian oil and gas industry, shall be given such accepted meaning.

1.6	References

If during the term of this Agreement an index, publication or reference (in this section a "Reference") which is utilized herein is no longer published or available or the data published or available is no longer reflective of the intent of the parties, either party may upon notice to the other party request a replacement Reference. If the parties agree upon such replacement Reference it shall replace the existing Reference. If the parties do not agree within 30 days of a request:

(a)	that a replacement Reference is required; or
(b)	upon a replacement Reference;

then the matter shall be resolved by arbitration pursuant to Article 19 hereof. Upon a replacement Reference being agreed upon or established by arbitration, it shall be effective as of the date upon which the Reference was no longer available or was no longer published as agreed to by the parties, or failing agreement, as established by the arbitrator, which date shall have retroactive effect.

ARTICLE 2

GRANT OF ROYALTY

2.1	Grant Of Royalty
(a)

The Grantor hereby grants to the Royalty Owner, as of the Effective Date a gross overriding royalty in the Petroleum Substances within, upon, or under the Lands (the "Royalty") on and subject to the terms hereof as follows:

The royalty percentage indicated on Schedule "A" under the heading "Royalty Percentage" shall be calculated with reference to 100% of Grantor’s Working Interest share of production in the Lands.

(b)	The Grantor and the Royalty Owner acknowledge and agree that the Royalty is intended to and does create an interest in the Lands.
2.2	Working Interest Of The Grantor

It is hereby expressly acknowledged and agreed that except as otherwise provided in section 2.3, that the Grantor’s Working Interest referred to in section 2.1 means, for any portion of the Lands separately listed in Schedule "A", the Working Interest listed in the Grantor’s Working Interest column corresponding to that portion of the Lands.

2.3	Multiple Zones

In the event production is obtained for two or more zones producing Petroleum Substances and the production therefrom is segregated and accounted for separately in accordance with all Applicable Laws, the Royalty shall be quantified separately for each zone producing Petroleum Substances rather than upon the total production from such well.

ARTICLE 3

DEDUCTIONS
FREE AND CLEAR OF ALL DEDUCTIONS

3.1                   It is hereby expressly acknowledged that the Royalty and the Value of the said Royalty shall be calculated and paid to the Royalty Owner calculated as a percentage of 100% of the Grantor’s Working Interest.

ARTICLE 4

ROYALTY INFORMATION AND PAYMENT

4.1	Royalty Payment

On or prior to the fifteenth day of the month following the last Business Day of the month following the month of production (the "Payment Due Date"), the Grantor will submit to the Royalty Owner a statement showing the quantity and kind of the Petroleum Substances produced, saved and sold from the Lands at the respective Point of Measurement, on a well by well basis and on a zone by zone basis, if applicable, in such month of production and where the Royalty Owner is not taking the Petroleum Substances, or any of them, in kind, the applicable Value together with a calculation of  the amount payable in respect of the Royalty for such month of production, accompanied by a cheque payable to the Royalty Owner for the Royalty Owner’s share of such amount.

4.2	Interest

If at any time the Grantor fails to forward in a timely manner any sales proceeds payable by the Grantor to the Royalty Owner in respect of any of the Royalty share of Petroleum Substances sold by the Grantor on behalf of the Royalty Owner, the amount thereof shall bear interest at the rate of Prime plus 1%, accruing from the Payment Due Date, until the said proceeds are paid to or to the order of the Royalty Owner, the said interest to be payable by the Grantor without demand therefor, and to be payable both before and after judgement.

4.3	Recovery of Sales Proceeds

The Grantor shall endeavour to contract with financially secure buyers of production, but shall not be a guarantor of payment of proceeds from the sale of the Royalty share of Petroleum Substances; provided always that regarding any proceeds received by the Grantor and attributable to the Royalty, such proceeds shall constitute trust funds in the hands of the Grantor. If the Grantor does not receive in a timely manner any proceeds receivable from the sale of any Royalty share of Petroleum Substances sold by it on behalf of the Royalty Owner, it shall forthwith commence and diligently pursue all such actions and proceedings as may reasonably be required to expeditiously effect the recovery of such proceeds on behalf of the Royalty Owner.

4.4	Royalty Taken in Kind

Subject to the terms of any contracts of sale then outstanding, during any period the Grantor is selling the Royalty Owner’s share of Petroleum Substances, the Royalty Owner may elect by sixty (60) day notice to the Grantor to take its share of the Petroleum Substances in kind.

ARTICLE 5

USE IN OPERATIONS ON THE LANDS

5.1	Inapplicability Of Royalty

Any calculation of the Royalty shall not include Petroleum Substances:

(a)

reasonably used in operations on the Lands or lands with which the Lands have been pooled or unitized for the production, gathering, transportation, treating, processing, compression and storing of Petroleum Substances on which the Royalty is payable hereunder (including, without limitation, in the conduct of cycling and other operations involving re-injection of royalty production, provided that such re-injection is into the Lands from which the affected royalty production was first produced, or Lands with which the Lands have been pooled or unitized), or

(b)

lost in the ordinary course of delivery to the Royalty Owner in accordance with sections 4.2 and 4.3 hereof, or lost in the ordinary course of handling between the point of production and the point of delivery to a purchaser thereof.

ARTICLE 6

RIGHT TO AUDIT

6.1	Audit

The Royalty Owner upon at least seven days prior written notice to Grantor shall have the right to audit the records of the Grantor no more frequently than once in each twelve month period, insofar as they relate to any matter or items required to determine the accuracy of any statements or payments with respect to the Royalty. The books, records, vouchers and accounts maintained by the Grantor shall be open to inspection at all reasonable times during normal business hours, by an officer, agent, employee or other person appointed or authorized by the Royalty Owner in writing, to examine the same.

6.2	Statements Deemed Correct

Any payment made or statement rendered by the Grantor hereunder which is not disputed by the Royalty Owner on or before the last day of the twenty-fourth (24th) month following the month for which such statement or payment was rendered shall be conclusively deemed to have been correct for all purposes.

6.3	Access

The Royalty Owner shall also have the right on twenty-four (24) hours written notice (which may be exercised through servants or agents) to enter at the Royalty Owner’s sole risk upon the Lands at all reasonable times to gauge tanks, check the quantities of Petroleum Substances in storage, to witness tests and otherwise view operations of the Lands, subject at all times to Grantor’s ability to obtain access to that portion of the Lands operated by third parties.

ARTICLE 7

RIGHT TO COMMINGLE

7.1	Commingling And Segregated Production Tests

The Grantor shall have the right, acting reasonably, to commingle Petroleum Substances produced from the Lands with petroleum substances produced from other lands. Where governmental regulations or orders require segregated production tests of individual wells at intervals not greater than two (2) months, such tests will be deemed acceptable to the Royalty Owner under this clause and no further tests will be required.

ARTICLE 8

POOLING AND UNITIZATION

8.1	Pooling

The Grantor is hereby given the right to pool any portion of the Lands forming less than a spacing unit under Applicable Laws for the production of Petroleum Substances with lands other than the Lands in order to form a complete spacing unit under Applicable Laws for the production of Petroleum Substances. Unless otherwise agreed in writing by the Royalty Owner or ordered by governmental authority, such pooling will be on a surface acreage basis; that is, the production of Petroleum Substances from the well and the pooled lands comprising the spacing unit under Applicable Laws shall be multiplied by the total number of acres of the Lands contributed to the pooled lands, divided by the total number of acres in the pooled lands. If such pooling is effected, the Royalty shall thereafter be calculated and paid in accordance with the foregoing provisions of this section 9.1.

8.2	Unitization

The Grantor shall at any time and from time to time have the right to include the Lands or any part or parts thereof in a unit agreement for the unitized development and operation thereof with other lands. The Grantor agrees to provide a copy of all unitization agreements to the Royalty Owner.

ARTICLE 9

CONDUCT OF OPERATIONS

9.1	Prudent Operations

The Grantor agrees that any development, maintenance or operations on the Lands which it conducts, will be conducted and carried on with reasonable and prudent business judgment and in accordance with sound oil and gas field practices.

ARTICLE 10

ABANDONMENT

10.1	Abandonment

The Grantor may at any time and from time to time abandon any well which may now or hereafter produce or be capable of producing Petroleum Substances.

ARTICLE 11

SURRENDER OF LEASES

11.1	Surrender

The Grantor shall not surrender, forfeit or allow to expire any or all of the Lands by way of non-payment of monetary amounts to the lessor of the Said Land, which payment would extend the term of the Said Lease of the Said Land, without giving notice of such proposed surrender in writing (hereinafter called "the surrender notice") to the Royalty Owner at least fifteen (15) days before the date that the Lands are surrendered, forfeited or are allowed to expire. Upon issuing a surrender notice, Grantor shall provide Royalty Owner with access to all data and information related to Lands, including without limitation geophysical and geological data which shall include all final processed sections of the geophysical data.  Upon receipt of the surrender notice, the Royalty Owner may request, in writing not later than five (5) days prior to the expiry or surrender date, an assignment to the Royalty Owner of the interest which the Grantor had proposed, to surrender, forfeit or allow to expire and the Grantor shall, without warranty, forthwith transfer and assign such interest to the Royalty Owner. The Royalty shall thereafter cease to be payable with respect to the interest so assigned to the Royalty Owner.

11.2	Assumption of Obligations

Upon the Royalty Owner electing to acquire an interest to be surrendered as set forth herein, the Royalty Owner shall assume all rights and obligations of the Grantor with respect to the interest assigned which accrue after the effective date of such assignment, including indemnification of the Grantor, which date shall be the date upon which the Royalty Owner elected in writing to receive the assignment as aforesaid.

11.3	Failure to Elect

In the event the Royalty Owner fails to make the election as provided for in this section, the Grantor may surrender, forfeit or allow to expire the interest specified in the surrender notice.

ARTICLE 12

ASSIGNMENT

12.1	Assignment Procedure

The assignment of a party’s interest in this Royalty Agreement must be performed in accordance with the Assignment Procedure, which the Parties incorporate by reference herein.  If there is a conflict between the Assignment Procedure and the provisions of this Royalty Agreement, the Assignment Procedure shall prevail.

12.2	Multiple Royalty Owners

If, at any time while this Royalty Agreement is in effect, the Royalty Owner comprises more than one Person, the Grantor shall be entitled to recognize solely one representative of the Royalty Owner with respect to all matters under this Royalty Agreement, provided that the Royalty Owner may change such representative upon written notice to such effect to the Grantor.

12.3	Assignees Bound

If the Grantor purports to dispose, in any manner whatsoever, of its interest in this Royalty Agreement, the Lands, the Leases or any portion or portions thereof, such disposition shall not be effective and it shall at all times continue to be bound by the provisions of this Royalty Agreement as if there had been no assignment, until such time as the Grantee shall have been served with a Notice of Assignment with respect to this Agreement executed by the proposed assignee and the Grantor as contemplated by Section 13.1 hereof.

12.4	Segregation

If the Lands cease to be owned by the Grantor in the interests as are indicated on Schedule "A", the parties acquiring the interests shall thereafter hold such interests as if they were parties with the Grantee to an identical royalty agreement to this Royalty Agreement, having regard only to the different ownership and percentages of ownership interests in such lands.

ARTICLE 13

CONFIDENTIAL INFORMATION

13.1	Confidentiality
(a)

Except as otherwise provided herein, all data and information of whatsoever nature acquired by the parties from any operations pursuant to this Royalty Agreement or supplied by one party to the other pursuant hereto shall be for the sole and exclusive use and benefit of the parties hereto and shall be kept strictly confidential by such parties, unless the parties agree to the dissemination of such information.

(b)	The restrictions set forth in Section 13.1(a) above shall not apply to any part of the data and information which:
(i)	is, at the time of disclosure, or thereafter becomes, a part of the public domain in the form disclosed through no violation of this Royalty Agreement;
(ii)	as confirmed by written records, was in the lawful possession of the recipient in the form disclosed prior to its disclosure hereunder;
(iii)

as confirmed by written records, is hereafter lawfully acquired in the form disclosed to the Royalty Owner through a third party under no obligation of confidence to the Grantor and which third party was not in a contractual or fiduciary relationship with the Grantor with respect thereto; or

(iv)	is disclosed following receipt of the written consent of the Grantor to such disclosure being made.
13.2	Affiliates

The provisions of this Article shall not apply to disclosures to Affiliates provided that such Affiliates agree to be bound by the terms of this Article.

ARTICLE 14

EFFECTIVE DATE

14.1	Effective Date

The terms of this Royalty Agreement shall become effective as of the October 15, 2008.

ARTICLE 15

NOTICES

15.1	Notices

Whether or not so stipulated herein, all notices, communications and statements (herein called “notices”) required or permitted hereunder shall be in writing, subject to the provisions of this Article. Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

(a)

personally, by delivering the notice to the party on whom it is to be served at that party’s address for service. Personally served notices shall be deemed received by the addressee when actually delivered as aforesaid, if such delivery is during normal business hours, on any day other than a Saturday, Sunday or statutory holiday. If a notice is not delivered during the addressee’s normal business hours, such notice shall be deemed to have been received by such party at the commencement of the day next following the date of delivery, other than a Saturday, Sunday or statutory holiday; or

(b)

by telecopier or telex (or by any other like method by which a written and recorded message may be sent, including facsimile transmission) directed to the party on whom it is to be served at that party’s address for service. A notice so served shall be deemed received by the respective addressee thereof:

(i)	when actually received by it; if received within the normal business hours on any day other than a Saturday, Sunday or statutory holiday; or
(ii)	at the commencement of the next ensuing business day following transmission thereof if such notice is not received during such normal business hours; or
(c)

by mailing it first class (air mail if to or from a location outside of Canada) registered post, postage prepaid, directed to the party on whom it is to be served at that party’s address for service. Notices so served shall be deemed to be received by the addresses at noon, local time, on the earlier of the actual date of receipt or the forth (4th) day (excluding Saturdays, Sundays and statutory holidays) following the mailing thereof. However, if postal service is interrupted or operating with unusual or imminent delay, notice shall not be served by such means during such interruption or period of delay.

15.2	Addresses For Service

The initial addresses of the parties hereto shall be as follows:

GRANTOR:	ACCESS ENERGY INC. Access Energy Inc. 401 Bay Street, Suite 2700 Toronto, Ontario, Canada M5J 2W4 ATTN: Paul Parisotto Fax: 416-359-7801
ROYALTY OWNER:	LA LOCHE CLEARWATER DEVELOPMENT AUTHORITY INC. La Loche Clearwater Development Authority Inc. General Delivery La Loche, Sk. Attn: President
15.3	Change Of Addresses For Service

Any party may change its address for service by notice to the other party, and such changed address for service thereafter shall be effective for all purposes of this Royalty Agreement.

ARTICLE 16

TERM

16.1	Term

This Royalty Agreement shall continue from and including the 15th day of October, 2008 hereof to October 15, 2028.

ARTICLE 17

ARBITRATION

17.1	Reference to Arbitration

Any dispute or need of interpretation arising out of this Royalty Agreement including, without limitation, disputes related to the determination of a Reference as contemplated by section 1.6, shall be submitted to binding arbitration before one arbitrator with over fifteen years of diverse professional experience in various segments of the natural gas industry and who has not previously been employed by any party to this Agreement, and does not have a direct or indirect interest in any party to this Agreement or the subject matter of the arbitration.  Such arbitrator shall either be as mutually agreed by the parties within thirty (30) days after written notice from either party requesting arbitration, or failing agreement with such time period, shall be selected under the rules of the Province of Saskatchewan.  Such arbitration shall be held in •.

17.2	Arbitration Procedure

Either party may initiate arbitration by written notice to the other party and the arbitration shall be conducted according to the following:

(a)	not later than seven (7) days prior to the hearing date set by the arbitrator, both parties will submit a brief;

(b)

the hearing will commence within seven (7) days following submission of the briefs, or as soon thereafter as is acceptable to the arbitrator, and shall be conducted on a confidential basis without continuance or adjournment;

(c)

the arbitrator shall select, on the basis of reasonableness, either the determination of all matters in dispute submitted by one party or the other, based only upon the written briefs submitted by them. For clarity, the arbitrator must select either the Grantor’s determination of all matters in dispute or the Royalty Owner’s determination of all matters in dispute and is not entitled to propose a compromise settlement or to pick one party’s determination of some of the matters in dispute and the other party’s determination of the balance;

(d)	the arbitrator shall render his decision within three (3) Business Days after the hearing, unless the parties reach agreement prior thereto and withdraw the dispute from arbitration;
(e)	the arbitrator shall provide to the parties explanations in writing of the reasons for the selection;
(f)	there shall be no release by the arbitrator of any information concerning the arbitration decision to anyone except the parties;
(g)	each party shall divide equally the cost of the hearing, and each shall be responsible for its own expenses and those of its counsel or other representatives;
(h)

any evidence not prohibited by the arbitrator may be presented at the discretion of the parties and it is the arbitrator’s duty to assign such weight to the evidence as shall appear appropriate under the circumstances; and

(i)

evidence concerning the financial position or corporate make-up of the parties, any offers made or the details of any negotiation prior to arbitration, the cost to the parties of their representatives, lawyers and advisors shall not be permitted.

17.3	Rules

The rules of • shall apply to the extent not inconsistent with the rules specified above.

ARTICLE 18

MISCELLANEOUS

18.1	Miscellaneous
(a)

The parties hereto shall from time to time and at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Royalty Agreement.

(b)

No waiver by either party hereto of any breach of any of the covenants, conditions and provisions herein contained shall be effective or be binding upon the other party unless the same be expressed in writing, and any waiver so expressed shall not limit or affect its right with respect to any other or future breach.

(c)	This Royalty Agreement supersedes and replaces all other agreements, documents, writings and verbal understandings between the parties hereto relating to the Lands and the Leases.

(d)	Time is of the essence of this Royalty Agreement.
(e)

It is expressly acknowledged by the Grantor that the obligation of the Grantor to pay the Royalty shall be a covenant running with the Lands and the Royalty shall be and shall be deemed to be an interest in the Lands during the term of this Royalty Agreement.

(f)	This Royalty Agreement shall enure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.
(g)	The headings of the clauses of this Royalty Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Royalty Agreement.
(h)

This Royalty Agreement shall be governed by and construed in accordance with the laws of the •, and each of the parties hereto submits to the jurisdiction of the courts of the • for interpretation and enforcement hereof.

(i)

This Royalty Agreement may be executed in counterparts and if executed in counterparts, all executed counterparts together shall constitute one fully executed agreement and all parties shall be deemed to have executed the same document, and such counterparts may be delivered in original or facsimile copies.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Royalty Agreement as of the day and year first above written.

LA LOCHE CLEARWATER DEVELOPMENT AUTHORITY INC.

/s/Bernice Park-Campbell

Per: Bernice Park-Campbell

President

ACCESS ENERGY INC.

/s/Paul Parisotto

Per: Paul Parisotto

President